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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. __) *


                              CV THERAPEUTICS, INC.
                              ---------------------
                                (Name of Issuer)



                          COMMON STOCK, $.001 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)


                                   126667 10 4
                                 --------------
                                 (CUSIP Number)


                                   May 5, 1999
                                   -----------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)
         [X]     Rule 13d-1(c)
         [ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                                Page 1 of 5 Pages


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CUSIP No. 126667 10 4               Schedule 13G               Page 2 of 5 Pages
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--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

                  Quintiles Transnational Corp.
                  I.R.S. Employer Identification No.:  56-1714315

--------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                  (a)  [  ]
                  (b)  [  ]
                                              NOT APPLICABLE

--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

--------------------------------------------------------------------------------
                           5)  SOLE VOTING POWER
NUMBER OF                                                             1,043,705
SHARES                     -----------------------------------------------------
BENEFICIALLY               6)  SHARED VOTING POWER
OWNED BY                                                                    -0-
EACH                       -----------------------------------------------------
REPORTING                  7)  SOLE DISPOSITIVE POWER
PERSON                                                                1,043,705
WITH:                      -----------------------------------------------------
                           8)  SHARED DISPOSITIVE POWER
                                                                            -0-

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9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      1,043,705

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10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)

                  NOT APPLICABLE                                            [ ]

--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          8.49%

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12) TYPE OF REPORTING PERSON (See Instructions)

                                                                             CO



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CUSIP No. 126667 10 4               Schedule 13G               Page 3 of 5 Pages
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Item 1.

         (a) Name of Issuer

         CV Therapeutics, Inc.

         (b) Address of Issuer's Principal Executive Offices

         3172 Porter Drive
         Palo Alto, California 94304

Item 2.

         (a) Name of Person Filing

         Quintiles Transnational Corp.

         (b) Address of Principal Business Office or, if none, Residence

         4709 Creekstone Drive
         Riverbirch Building, Suite 200
         Durham, North Carolina 27703

         (c) Citizenship:

         North Carolina

         (d) Title of Class of Securities

         Common stock, par value $.001 per share

         (e) CUSIP Number

                  126667 10 4
Item 3.

         Not applicable.

Item 4.  Ownership

         (a)  Amount Beneficially Owned:

         As of May 5, 1999, the reporting person beneficially owned 1,043,705 shares of Common Stock of CV Therapeutics, Inc.



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CUSIP No. 126667 10 4               Schedule 13G               Page 4 of 5 Pages
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         (b) Percent of Class:

               Such 1,043,705 shares of Common Stock are 8.49% of the 12,291,960 shares of Common Stock outstanding as of May 5, 1999, as reported by CV Therapeutics, Inc. to the reporting person.

         (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:                                      1,043,705

                  (ii)     shared power to vote or to direct the vote:                                          -0-

                  (iii)    sole power to dispose or to direct the disposition of:                         1,043,705

                  (iv)     shared power to dispose or to direct the disposition of:                             -0-

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group

                  Not applicable.

Item 9.  Notice of Dissolution of Group

                  Not applicable.

Item 10. Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No. 126667 10 4               Schedule 13G               Page 5 of 5 Pages
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                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 11, 1999

                          Signature:  Quintiles Transnational Corp.

                                      By:    /s/ John Russell
                                         --------------------------------------
                                      Name:  John Russell
                                      Title: Vice President and General Counsel